UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2011

American Realty Capital Healthcare Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169075	27-3306391

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

On January 7, 2011, an affiliate of American Realty Capital V, LLC, the sponsor of American Realty Capital Healthcare Trust, Inc. (the “Company”), entered into a purchase and sale agreement with Palestra Arkansas, LLC to acquire one freestanding fee simple DaVita Dialysis Center. The right to acquire this property was subsequently assigned to the Company. On June 29, 2011, the board of directors of the Company approved the acquisition of the property, subject to the Company’s completion of its due diligence review upon which the purchase of this property was conditioned in the purchase and sale agreement, among other conditions. The Company completed its due diligence review as of June 30, 2011, which was prior to the end of the due diligence period for this property under the purchase and sale agreement. On the same date, the closing of the acquisition occurred at a purchase price of $1.4 million, excluding acquisition costs. The seller has no material relationship with the Company and the acquisition is not an affiliated transaction.

The Company acquired a fee-simple interest in the property, which is a freestanding fee simple DaVita Dialysis Center located in Marked Tree, Arkansas. The property consists of approximately 4,600 square feet of gross leasable area. The property is 100% leased to Renal Treatment Centers – Southeast, LP (“Renal Treatment Center”).

The triple net lease has a twelve-year term and expires in October 2021. The lease contains 2.0% fixed annual rental escalations during the primary lease term. The lease provides two renewal options of five years each. The lease is triple net whereby Renal Treatment Center is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $128,000.

The Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company may seek to attain financing on the property post-closing, however, there is no guarantee that it will be able to obtain financing on terms it believes are favorable or at all.

DaVita Inc. (NYSE: “DVA”) has guaranteed Renal Treatment Center’s obligations under the triple net lease. DaVita Inc. is a provider of kidney dialysis services in the United States. As of December 31, 2010, DaVita Inc. operated or provided administrative services to over 1,600 outpatient dialysis centers located in 42 states and the District of Columbia, serving approximately 125,000 patients. DaVita Inc. also provides acute inpatient dialysis services in approximately 750 hospitals and related laboratory services. DaVita Inc. was incorporated in 1994 as Total Renal Care, Inc.

DaVita Inc. currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding DaVita Inc. is taken from such filings:

(Amounts in millions)	Three Months Ended	For the Fiscal Year Ended
	March 31, 2011	2010	2009	2008
Consolidated Statements of Operations
Net operating revenues	$1,606	$6,447	$6,109	$5,660
Operating income	236	997	940	869
Net income	95	406	423	374

	As of	As of the Fiscal Year Ended
	March 31, 2011	2010	2009	2008
Consolidated Balance Sheets
Total assets	$8,323	$8,114	$7,558	$7,286
Long-term debt	4,218	4,234	3,532	3,622
Shareholders’ equity	2,074	1,978	2,135	1,768

Item 8.01.   Other Events.

On July 7, 2011, the Company issued a press release attached hereto as Exhibit 99.1 announcing the closing of the Company’s acquisition of the property on June 30, 2011.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated July 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: July 7, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and
Chairman of the Board of Directors